August 14, 2000


Mr. John Spielberger
Chief Executive Officer
Information Technology Services, Inc.
20 Precision Drive
Shirley, NY 11967

Dear Mr. Belleau:

IBM Credit Corporation ("IBM Credit") reviews your financial statements on a regular basis. Our review of the financial statement for the quarter ended June 30, 2000 indicated that Information Technology Services, Inc. ("ITS") did not meet certain of its financial covenants set forth in Attachment A to the Inventory and Working Capital Financing Agreement.

Covenant                            Covenant Requirement               Covenant Actual
--------                            --------------------               ---------------

(a) Revenue on an Annual Basis      Greater than Zero and
     to Working Capital             Equal to or less than 15.0:1.0              4.68:1.0

(b) Net Profit after Tax            Equal to or
     to Revenue                     Greater than -$500,000.00               -$530,000.00

(c) Total Liabilities to            Greater than Zero and
     Tangible Net Worth             Equal to or Less than 3.0:1.0               1.55:1.0

IBM Credit hereby waives these defaults for the fiscal quarter ended June 30, 2000 to the extent set forth above. IBM Credit expects ITS to strictly adhere to the provisions of the financing program agreement and to perform its obligations thereunder accordingly. Nothing herein shall obligate IBM Credit to waive any other default now or in the future. If IBM Credit decides to waive any other default, it may require changes to the financing program agreement including, but not limited to, increasing the finance charges and fees IBM Credit charges ITS and/or charge a waiver fee in exchange for our agreement (i) not to terminate the financial accommodations that IBM Credit extends to ITS and (ii) not to exercise any and all of IBM Credit's other rights and remedies it may have under the terms of its financing program agreement with ITS and by law. Any forbearance or delay by IBM Credit in exercising its rights against ITS, does not constitute a waiver by IBM Credit or any rights and remedies available to it or constitute an agreement to continue to forbear or delay in exercising any of its rights or remedies.

Please contact me at (800) 678-6900 if you have any questions or you wish to discuss further.

Sincerely,

/s/ Stephen A. Nichols
Stephen A. Nichols
Region Credit Manager